Exhibit 99.1

Reneo Pharmaceuticals Reports First Quarter 2024 Financial Results

IRVINE, Calif., May 7, 2024 (GLOBE NEWSWIRE) -- Reneo Pharmaceuticals, Inc. (Nasdaq: RPHM), a pharmaceutical company historically focused on the development and commercialization of therapies for patients with rare genetic mitochondrial diseases, today reported financial results for the first quarter ended March 31, 2024.

First Quarter and Recent Highlights

•
In December 2023, the pivotal STRIDE study of mavodelpar in adult patients with primary mitochondrial myopathies did not meet its primary efficacy or secondary efficacy endpoints
•
The Company implemented cost savings initiatives, including suspension of all mavodelpar development activities and a total workforce reduction of approximately 90%
•
The Company retained an independent financial advisor to initiate a formal process to evaluate potential strategic alternatives

Financial Results for Three Months Ended March 31, 2024

We reported a net loss of $8.4 million, or $0.25 per share, during the first quarter of 2024, compared to a net loss of $15.1 million, or $0.60 per share, for the same period in 2023. We had $82.8 million in cash, cash equivalents, and short-term investments as of March 31, 2024.

Research and development expenses were $4.9 million during the first quarter of 2024, compared to $11.0 million for the same period in 2023. This decrease was primarily due to the suspension of development activities for mavodelpar and cash preservation activities, including workforce reductions December 2023 and February 2024.

General and administrative expenses were $4.6 million during the first quarter of 2024, compared to $5.1 million for the same period in 2023. This decrease was primarily due to the workforce reductions in December 2023 and February 2024.

About Reneo Pharmaceuticals

Reneo is a pharmaceutical company historically focused on the development and commercialization of therapies for patients with rare genetic mitochondrial diseases, which are often associated with the inability of mitochondria to produce adenosine triphosphate. For additional information, please see reneopharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the evaluation of strategic alternatives and the implementation of cost savings initiatives. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will,” “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Reneo’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Reneo’s business in general, and the other risks described in Reneo’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Reneo undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

RENEO PHARMACEUTICALS, INC.

Consolidated Balance Sheets

(In thousands, except share and par value data)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,375	$27,632
Short-term investments	62,460	75,331
Prepaid expenses and other current assets	1,092	3,659
Total current assets	83,927	106,622
Property and equipment, net	102	134
Right-of-use assets	546	599
Other non-current assets	64	81
Total assets	$84,639	$107,436
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$676	$8,717
Accrued expenses	1,807	9,129
Operating lease liabilities, current portion	331	331
Total current liabilities	2,814	18,177
Operating lease liabilities, less current portion	576	642
Performance award	7	7
Total liabilities	3,397	18,826
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized at March 31, 2024 and December 31, 2023; 33,420,808 shares issued and outstanding at March 31, 2024 and December 31, 2023	3	3
Additional paid-in capital	308,151	307,073
Accumulated deficit	(226,900)	(218,474)
Accumulated other comprehensive (loss) income	(12)	8
Total stockholders’ equity	81,242	88,610
Total liabilities and stockholders’ equity	$84,639	$107,436

RENEO PHARMACEUTICALS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$4,942	$10,991
General and administrative	4,622	5,132
Total operating expenses	9,564	16,123
Loss from operations	(9,564)	(16,123)
Other income	1,138	1,016
Net loss	(8,426)	(15,107)
Unrealized (loss) gain on short-term investments	(20)	55
Comprehensive loss	$(8,446)	$(15,052)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.60)
Weighted-average shares used in computing net loss per share, basic and diluted	33,420,808	25,036,410

RENEO PHARMACEUTICALS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(8,426)	$(15,107)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,078	1,157
Depreciation and amortization	16	41
Amortization/accretion on short-term investments	(906)	(770)
Changes in the fair value of performance award	—	295
Non-cash lease expense	67	120
Loss on disposal of fixed asset	16	3
Changes in operating assets and liabilities:
Prepaid and other assets	2,584	1,952
Accounts payable and accrued expenses	(15,363)	3,398
Operating lease liabilities	(80)	(137)
Net cash used in operating activities	(21,014)	(9,048)
Cash flows from investing activities
Purchases of property and equipment	—	(172)
Purchase of available-for-sale short-term investments	(45,243)	(28,321)
Proceeds from maturities of available-for-sale short-term investments	59,000	47,000
Net cash provided by investing activities	13,757	18,507
Cash flows from financing activities
Proceeds from issuance of common stock under the at-the-market facility, net of offering costs	—	1,009
Net cash provided by financing activities	—	1,009
Net (decrease) increase in cash and cash equivalents	(7,257)	10,468
Cash and cash equivalents, beginning of period	27,632	19,927
Cash and cash equivalents, end of period	$20,375	$30,395

Contact:

Danielle Spangler
Investor Relations
Reneo Pharmaceuticals, Inc.
dspangler@reneopharma.com